LIMITED TERM EMPLOYMENT AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Limited Term Employment and Separation Agreement and General Release of All Claims (“Agreement”) is made by and between NTN BUZZTIME, INC. on behalf of itself and its affiliates (“Buzztime” or “the Company”) and Ram Krishnan (“Employee”) with respect to the following facts:

A. Employee is employed by the Company as the Chief Executive Officer pursuant to the terms of his Employment Agreement effective September 15, 2014 and amended on March 18, 2018 (the “CEO Employment Agreement”).

B. Employee and Company agree to terminate the CEO Employment Agreement as provided herein, and continue Employee’s employment with Company for a limited period of time as Director of Special Projects under the terms of this Agreement.

C. Company and Employee agree that Employee’s employment with the Company will terminate effective October 17, 2019 and that Employee’s termination will be considered as a voluntary resignation for all purposes.

D. To facilitate this transition, the Company is offering Employee consideration as described below provided Employee executes this Agreement no more than 21 days after his receipt of this Agreement, does not exercise the right to revoke it, and remains in compliance with its terms.

E. This Agreement is presented to Employee on September 16, 2019.

Company and Employee agree:

1. Retention. Subject to the terms expressly set forth in this Agreement, Company hereby employs the Executive, and Executive does hereby accept and agree to continue employment with Company, from the Effective Date of this Agreement until October 17, 2019 (the “Period of Employment”) as set forth in this Agreement. On October 17, 2019, Executive’s employment with the Company shall terminate, unless Company and Executive agree in writing to modify or extend the Period of Employment in writing.

1.1 Duties. During the Period of Employment, the Executive shall serve the Company as its Director of Special Projects (the “DSP”) and shall be subject to the directives of the Company’s Board of Directors (the “Board”), the Company’s Interim CEO and the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies). The DSP shall work closely with the Interim CEO on areas as directed by the Interim CEO or the Board, including but not limited to operations, customer strategy, product roadmap, potential or actual corporate transactions, and facilitating a smooth and efficient transition for the Interim CEO. DSP shall be available to provide in-person and telephonic guidance and consultation to members of the Board on an as-needed basis.

1.2 No Other Employment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Company shall have the right to request the Executive to resign from any board or similar body on which he may then serve if the Board reasonably determines that the Executive’s business related to such service is then in competition or conflicts with any business of the Company or any of its affiliates, successors or assigns. Nothing in this Section 1.2 shall be construed as preventing Executive from engaging in the investment of his personal assets.

1.3 No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement, other than this Agreement and the Confidentiality and Work for Hire Agreement entered into by Executive with Company on or about September 16, 2014 (the “Confidentiality and Work for Hire Agreement”).

2. Compensation.

2.1 Base Salary. In exchange for Employee’s continued employment during the Period of Employment, agreement to, and compliance with, the terms of this Agreement, and execution of the general release of claims set forth in this Agreement, the Company shall pay Employee in accordance with the Company’s regular payroll practices in effect at the time, but not less frequently than in monthly installments, at the annualized rate of Three Hundred Fifty Thousand Dollars ($350,000) (the “Base Salary”). If Employee’s employment with the Company is terminated by the Company for any reason without Cause prior to the completion of the Period of Employment, Employee shall be entitled to receive the Base Salary for the entire Period of Employment. “Cause” shall have the meaning set forth under section 4.4(b) of the CEO Employment Agreement.

2.2 Additional Consideration.

(a) As consideration for the release of claims set forth in Section 4 of this Agreement, on the Effective Date of this Agreement as defined in Section 7.4 below, the Company agrees that 5,000 Restricted Stock Units (“RSUs”) of the Employee’s currently outstanding RSUs shall become fully vested and non-forfeitable; and (ii) Company shall grant to Employee 30,000 RSUs subject to the terms set forth in the 2019 Performance Incentive Plan and in accordance with the terms of an RSU agreement to be entered into by the Company and Employee (the “RSU Grant”). The RSU Agreement shall provide that the RSU Grant shall vest upon the effective date of a Change in Control Transaction. “Change in Control Transaction” means a transaction in which an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires all of the then-outstanding equity interests of the Company, whether by merger, tender offer, statutory share exchange, consolidation or similar corporate transaction on or before March 17, 2020, or in which an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires 51% of the then-outstanding equity interest of the Company on or before March 17, 2020, and then that same individual, entity or group acquires the remaining equity so that it holds all of the then-outstanding equity interest of the Company on or before June 17, 2020.

(b) Additionally, following the termination of his employment as DSP as provided in this Agreement, and provided that on or after termination of his employment as DSP, Employee has executed the Affirmation of Release (the “Affirmation”) attached hereto as Exhibit A, and provided further that Employee has not sought to revoke, invalidate, terminate or void this Agreement, the Company agrees that 5,000 Restricted Stock Units (“RSUs”) of the Employee’s currently outstanding RSUs shall fully vest.

2.3 Adequate Consideration. Employee agrees that the consideration in this Agreement is adequate for the promises and representations made in this Agreement, including Employee’s release set forth below and in the Affirmation, and for his continued compliance with the terms of this Agreement.

2.4 Termination for Cause. In the event of a termination by the Company of Employee’s employment prior to the completion of the Period of Employment for Cause, Company shall pay Employee any Base Salary that had accrued but had not been paid, including accrued and unpaid personal time off, as of the termination date and Company shall have no further obligations to make or provide to Employee, and Employee shall have no further right to receive or obtain from the Company, any payment, consideration or benefits.

3. Benefits.

3.1 Retirement, Welfare and Fringe Benefits; Paid Time Off. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally and to other executives of the Company, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. During the Period of Employment, Employee shall be permitted time off in accordance with the Company’s PTO policies in effect from time to time and shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4. General Release.

4.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the amount and manner of compensation paid to Employee by the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for penalties, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the California Civil Code, the California Labor Code, the California Government Code or the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1973, and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, and the Older Workers Benefit Protection Act, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release will not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived.

4.2 Employee acknowledges that Employee may discover claims, facts or law different from, or in addition to, the claims, facts or law that Employee now knows or believes to be true with respect to the subject matter if this Agreement and the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects despite such different or additional facts and Employee waives any and all claims that might arise as a result of such different or additional facts.

4.3 Employee declares and represents that Employee intends this Agreement to be final, complete, and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. Employee acknowledges that he is not entitled to any payments related to the termination of his employment that may be provided for under the terms of his CEO Employment Agreement.

4.4 Employee waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.

4.5 California Civil Code Section 1542 Waiver. Employee agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5. Representation Concerning Filing of Legal Actions. Employee represents that, with the exception of any claims Employee is prohibited by statute or court order from disclosing, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee also agrees that Employee will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily involve himself in any claims, potential claim or litigation against Employer Released Parties. Employee further agrees that Employee will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against Employer Released Parties. This will not prevent Employee from responding to a legally issued subpoena, responding to inquiries from, or providing information to, a government or law enforcement agency.

6. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

7. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

7.1 Employee acknowledges and agrees that he has read and understands the terms of this Agreement.

7.2 Employee is advised that Employee should consult with an attorney before executing this Agreement, and Employee acknowledges that Employee has obtained and considered any legal advice Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

7.3 Employee acknowledges that Employee has been given at least 21 days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 21-day consideration period.

7.4 This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke his acceptance of this Agreement within seven days after the date Employee signs it. Employee’s revocation must be in writing and received by the Director, Human Resources of Buzztime by 5:00 p.m. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this Agreement becomes binding and enforceable on the eighth day (“Effective Date”). Employee will notify the CEO and Chief Legal Counsel in writing on or shortly after the eighth day after he signs this Agreement as to whether Employee revoked the Agreement.

7.5 This Agreement does not waive or release any rights or claims that Employee may have that are based on any facts or events occurring after the execution of this Agreement.

8. Entire Agreement; Survival. This Agreement, together with any Stock Unit Agreements, Option Agreements and the Exhibits contemplated thereby, and the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof and Company and Employee agree that the CEO Employment Agreement is terminated and no longer of any force and effect, except that the following sections shall survive the termination and be incorporated in this Agreement as if fully set forth herein: Sections 4.5 Limitation on Benefits, 6 Confidentiality, 7 Protective Covenant, 8 Anti-Solicitation, 9 Withholding Taxes, 10 Assignment, 11 Number and Gender, 12 Section Headings, 13 Governing Law, 14, Severability, 16 Modifications, 17 Waiver, 18 Arbitration, 19 Insurance, 21 Counterparts, 22 Legal Counsel; Mutual Drafting, 23 U.S. Code Section 409A. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

9. Notices

9.1 All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly address to the parties as follows:

(a) If to the Company:

1800 Aston Avenue, Suite 100

Carlsbad, CA 92008

Attn: Board of Directors

if to Employee, then to the address most recently on file in the payroll records of the Company.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing

10. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	September 17, 2019	By:	/s/ Ram Krishnan
Ram Krishnan

NTN BUZZTIME, INC.

Dated:	September 17, 2019	By:	/s/ Steve Mitgang
Steve Mitgang

Exhibit A

AFFIRMATION OF RELEASE

(To be signed by Employee after the termination of employment)

I, Ram Krishnan (“Employee”), agree as follows:

A. I have previously executed a Limited Term Employment and Separation Agreement and General Release of Claims (“Agreement”).

B. My employment with Buzztime has now terminated.

C. I now wish to receive the Additional Consideration as described in the section 2.2(b) of Agreement. As a condition of receiving that Additional Consideration, I am agreeing to the terms of this Reaffirmation.

Now, therefore, I agree as follows:

I reaffirm my agreement to the all of the terms of the Agreement. In addition, I agree once again to the following specific provisions of the Agreement, with the intention that my release of claims fully apply to any and all transactions and occurrences after my execution of the Agreement, through the date of this Reaffirmation:

1. General Release.

1.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the amount and manner of compensation paid to Employee by the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for penalties, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the California Civil Code, the California Labor Code, the California Government Code or the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1973, and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, and the Older Workers Benefit Protection Act, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release will not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived.

1.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects despite such different or additional facts.

1.3 Employee declares and represents that Employee intends this Agreement to be final, complete, and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

1.4 Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein. Employee expressly acknowledges that he is not entitled to any payments related to the involuntary termination of his employment that may be provided for under the terms of his Offer Letter dated April 13, 2015.

2. California Civil Code Section 1542 Waiver. Employee agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

3. Representation Concerning Filing of Legal Actions. Employee represents that, with the exception of any claims Employee is prohibited by statute or court order from disclosing, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee also agrees that Employee will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily involve himself in any claims, potential claim or litigation against Employer Released Parties. Employee further agrees that Employee will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against Employer Released Parties. This will not prevent Employee from responding to a legally issued subpoena, responding to inquiries from, or providing information to, a government or law enforcement agency.

4. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

DO NOT SIGN THIS REAFFIRMATION UNTIL AFTER THE YOUR EMPLOYMENT HAS ENDED.

I have read, and I understand this Reaffirmation, and have voluntarily signed it on the date set forth below.

Date:
Ram Krishnan